Exhibit 99

Halcyon Jets Announces Intent to Acquire Majority Interest in Private Aircraft Charter and Brokerage Firm A-List Jets
Thursday May 29, 6:30 pm ET

Acquisition Adds Valuable Strategic Alliance with Prominent Executive Travel Aviation Company and other Valuable Business Relationships

NEW YORK----Halcyon Jets Holdings, Inc. (OTCBB:HJHO), pioneering high-growth business strategies for the next generation of private air travel brokerage, has executed a Letter of Intent, subject to due diligence, to acquire a majority interest in A-List Jets, a private aviation company that specializes in the celebrity segment of the private on-demand air travel marketplace.

The acquisition would substantially accelerate Halcyon’s strategic growth plans on a number of primary business fronts, immediately providing additional revenue opportunities and increased access to first-quality private jets.

A-List Jets is a boutique travel firm that arranges private jet charter services to a select group of clients that include top celebrities, professional athletes, executives of leading entertainment firms and Fortune 500 companies. The company has an established record of success, with special expertise in the travel requirements of high-end clientele, particularly those in the entertainment industry.

A-list Jets would also bring a unique strategic partnership with Key Air, an industry-leading private jet operator company based in Oxford, CT, that provides charter flights for business and leisure clients worldwide. Key Air is one of only 15 “Part 135-certified” private jet operators in the US, out of a total of 5,000, to hold the coveted Wyvern Wingman and Aviation Research Group (ARG)/US Platinum ratings. They have the highest ratings possible from the two premier jet operator auditing companies in the United States.

A-List Jets has offices in Oxford, CT, Boston, MA, Beverly Hills, CA, and London, UK.

The acquisition of A-List Jets would also broaden Halcyon’s travel service offerings by providing preferred access to Key Air’s fleet of private jet aircraft. Key Air has a fleet of over 20 jets, including Hawker 800s, GIVs, GVs, a Global 5000 and Global Express.

“We believe the addition of A-List Jets’ considerable business assets, including their business relationships, provides a valuable boost to Halcyon’s growth outlook,” said Mitchell Blatt, Chief Executive Officer of Halcyon Jets. “The acquisition not only expands Halcyon’s business offerings and capabilities, but also provides uniquely valuable business relationships among pacesetting celebrities. We will also gain preferential status and access to Key Air’s superb fleet of aircraft and other services, which we can then pass on to Halcyon’s customers as we provide flight-booking services and arrange their private jet travel.”

The proposed acquisition of A-List Jets further validates and strengthens Halcyon’s strategy to build growth and shareholder value through the acquisition of synergistic and complementary companies.

“I established A-List Jets after I saw the need in the marketplace for an aviation company that understood and catered to the needs of upper-tier entertainers and celebrities,” said Gordon Bijelonic, Founder and President of A-List Jets. “The management team at Halcyon recognizes and understands the particular opportunities for business growth in this segment of the on-demand travel market. It is an acquisition that will benefit both companies as well as our customers.”

Mr. Bijelonic will serve in a senior executive role in the combined operation.

For more information about A-List Jets, please visit http://www.alistjets.com/. To learn more about Key Air, please visit http://www.keyair.com.

About Halcyon Jets Holdings, Inc.

Halcyon Jets Holdings, Inc. (“Halcyon Jets” or “the Company”), operating through its wholly owned subsidiary Halcyon Jets Inc., is a world-class broker of on-demand aircraft services, serving as agent of its customers in arranging for their transportation needs. Halcyon Jets capitalizes on the highest-margin segment of the aviation industry: elite business and luxury travelers who demand the highest levels of service, professionalism and comfort. The Company is committed to building revenues and shareholder value through organic growth as well as possible acquisitions. To serve this growing market, Halcyon has developed a luxury service unique in its ability to create a comprehensive White Glove-Red Carpet travel experience. Halcyon Jets takes pride in having the most flexible card program in the industry, with the lowest cost of entry, as well as the highest level of service. Halcyon Jets has access to a fleet of aircraft reaching thousands of airports, large and small, nationally and internationally. Halcyon Jets does not own or operate the aircraft on which our customer's fly but through business partnerships with the aircraft operators, Halcyon is able to focus exclusively on providing the industry’s most exemplary service. All Halcyon-arranged flights are operated by Federal Aviation Administration certificated Part 135 air carriers that have the highest independently determined safety ratings.

For more information, please visit http://www.halcyonjets.com.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/hjho.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/hjho/quote.html.

To read the Company’s Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/hjho/factsheet.html.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, government regulation, market demand and other factors disclosed in Halcyon’s Form 8-K filed with the Securities and Exchange Commission on August 23, 2007.

Contact:
Financial Communications:
Trilogy Capital Partners
Ryon Harms, 800-592-6067 (toll-free)
ryon@trilogy-capital.com